Exhibit 8.4

Dykema Gossett PLLC 400 Renaissance Center Detroit, Michigan 48243 WWW.DYKEMA.COM Tel: (313) 568-6800 Fax: (313) 568-6735

April 12, 2013

Citizens Republic Bancorp, Inc.

328 S. Saginaw Street

Flint, Michigan 48502

Ladies and Gentlemen:

You have requested our opinion as counsel to Citizens Republic Bancorp, Inc. (the “Company”) as to whether the merger (the “Merger”) of the Company with and into FirstMerit Corporation (“Parent”) will qualify for United States federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”). The Merger will occur pursuant to the Agreement and Plan of Merger dated September 12, 2012 (the “Merger Agreement”). This opinion is furnished to you pursuant to Section 6.3.4 of the Merger Agreement.

Capitalized terms used and not otherwise defined herein have the meanings they are given in the Merger Agreement. All statutory references in this opinion are to the Code unless otherwise specified.

In connection with the preparation of this opinion, we, among other things, have reviewed, and relied upon the accuracy of, the following documents:

1.	The Merger Agreement;

2.	The Registration Statement on Form S-4 (as amended and supplemented through the date hereof) under the Securities Act of 1933 that relates to the Merger, including the Proxy Statement/Prospectus contained therein, as filed by FirstMerit Corporation with the Securities and Exchange Commission (the “Registration Statement”);

3.	Representations and certifications in an Officer’s Certificate provided to us by the Company and in an Officer’s Certificate provided to us by Parent (together, the “Officers’ Certificates”), which representations and certifications we have not verified; and

4.	Such other documents and records that we have deemed necessary or

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Citizens Republic Bancorp, Inc.

April 12, 2013

appropriate for purposes of rendering this opinion.

In rendering this opinion, we have assumed that the Merger will be carried out pursuant to the terms of the Merger Agreement and in accordance with the Officers’ Certificates (and that no transaction, covenant or condition described therein and affecting this opinion will be breached or waived by any party). Further, we have assumed that factual statements and information contained in the Registration Statement, the Officers’ Certificates, and other documents, records and instruments supplied to us are true, correct, and complete, and that there has been no material change with respect to such facts or information up to and including the Effective Time. We have assumed that any statements contained in the Merger Agreement or Officers’ Certificates that are made to the “knowledge” of any person or similarly qualified are and will be true, correct and complete without such qualification.

If the Merger is effected on a factual basis different from that contemplated in the Merger Agreement, Officers’ Certificates and Registration Statement, part or all of the opinion expressed herein may be inapplicable. Further, our opinion expressed herein is based upon existing law, including current provisions of the Code, Treasury Regulations promulgated thereunder, published administrative pronouncements of the Internal Revenue Service and judicial authority, all as in effect as of today’s date. This opinion represents our best legal judgment as to the matters addressed herein, but is not binding on the Internal Revenue Service or the courts. Accordingly, no assurance can be given that the opinion expressed herein, if contested, would be sustained by a court. Furthermore, the authorities upon which we rely may be changed at any time, potentially with retroactive effect. No assurance can be given as to the effect of any such changes on the conclusions expressed in this opinion.

Based upon and subject to the foregoing, we are of the opinion that the Merger will qualify for United States federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code.

The opinion expressed herein is rendered only with respect to the specific matters discussed herein. We express no opinion with respect to any other federal, state, local, or foreign income tax or legal aspect of the Merger, and no inference should be drawn with respect to any matter upon which we have not expressly opined. We express our opinion herein exclusively for the purpose of ascertaining the qualification of the Merger as a reorganization under the Code. We assume no responsibility to update our opinion in the event of a subsequent change in the law or facts.

We hereby consent to the filing of this opinion as an exhibit to a post-effective amendment to the Registration Statement and any amendment to the Registration Statement, and to the references to our Firm under the captions “The Merger—Material United States Federal Income Tax Consequences of the Merger,” “The Merger,” “Risk Factors,” and “Legal Matters”

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Citizens Republic Bancorp, Inc.

April 12, 2013

in the Registration Statement.

Very truly yours,

/s/ Dykema Gossett PLLC

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